                                  PREVIO, INC.
                        12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MARCH 6, 2002

TO THE STOCKHOLDERS OF PREVIO, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Previo, Inc., a Delaware corporation ("Previo" or the "Company"), will be held on Wednesday, March 6, 2002 at 10:00 a.m. local time, at the San Diego Marriott Hotel - Del Mar, 11966 El Camino Real, San Diego, California, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected;

         2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2002; and

         3. To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors of the Company has fixed the close of business on January 18, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation, adjournment or postponement thereof.

                                              By Order of the Board of Directors


                                              /S/ Clifford L. Flowers
                                              -----------------------
                                              Clifford L. Flowers, SECRETARY

San Diego, California
January 25, 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                  PREVIO, INC.
                        12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                                 ---------------

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  March 6, 2002

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Previo, Inc., a Delaware corporation ("Previo" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, March 6, 2002 at 10:00 a.m. local time (the "Annual Meeting"), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the San Diego Marriott Hotel-Del Mar, 11966 El Camino Real, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 25, 2002 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on January 18, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 18, 2002, the Company had outstanding and entitled to vote 6,881,062 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2003 Annual Meeting of Stockholders pursuant to the Company's Bylaws and Rule 14a-8, "Stockholder Proposals," of the Securities and Exchange Commission (the "Commission") is September 27, 2002. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also September 27, 2002. Stockholders are also advised to review the Company's Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are five nominees for the six Board positions presently authorized, five of which are to be filled as of the Annual Meeting. Antonio Perez resigned from the Board as of the date of the Annual Meeting, and the number of positions will be reduced to five as of the date of the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, having been previously elected by the stockholders.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. If elected at the Annual Meeting, each of the five nominees would serve until the 2003 Annual Meeting, in each case until their successor is elected and has qualified, or until such director's earlier death, resignation or removal.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain biographical information about them are set forth below:

                                                                 PRINCIPAL OCCUPATION/
                      NAME               AGE                POSITION HELD WITH THE COMPANY
                      ----               ---                ------------------------------
Corey M. Smith....................        45       President, FinanCenter/Chairman
Gary W. Clow......................        47       Director
Tom Dilatush......................        49       Chief Executive Officer, Member-Office of the
                                                   President and Director
Robert W. Johnson.................        52       Director
Peter D. Schleider................        44       General Partner, RKB Capital, L.P. and General
                                                   Partner, Peninsula Capital Management/Director

         Mr. Smith has served as a director since January 1999 and as Chairman of the Board of Directors since January 2001. Currently, Mr. Smith is also serving as President of FinanCenter, a provider of solutions that market and sell products and services from websites. Mr. Smith has held this position since May of 2001, and had been a member of its board since 1998. From 1998 until 2001, Mr. Smith was Chief Executive Officer of MyWebPal.com, a publisher of 400 on-line local newspapers. From September 1997 to January 1998, Mr. Smith was President of Xcellenet, Inc., a remote systems management software company. From August 1995 to September 1996, Mr. Smith was the President and Chief Executive Officer of Decision Point Data, an employment screening software and service bureau company, and from December 1993 to August 1995 Mr. Smith was the President and Chief Executive Officer of Creative Multimedia, a consumer CD-ROM publisher. From October 1988 to April 1992, Mr. Smith was the President and Chief Executive Officer of Central Point Software, a desk-top utility software company. Mr. Smith is also a member of the following Boards of Directors:
Accelent, WellMed, Poppybox Gardens, Orca Capital and MyWebPal.com. Mr. Smith received a Bachelor of Science degree in Business Administration from Oregon State University.

         Mr. Clow has been a director since 1983 and served as Chairman of the Board of Directors from March 1992 through May 2000. Mr. Clow also served as Chief Executive Officer of the Company from 1992 until January 1999 and as President of the Company from 1986 through 1996. Mr. Clow previously was a Vice President at Dynamic Instruments, a measurement systems company for the defense industry, and a Senior Software Engineer at the Portable Products Division of the Communications Sector at Motorola, Inc. Mr. Clow received an M.A.S. in Computer Systems from Florida Atlantic University and an M.S. in Electrical Engineering from the California Institute of Technology.

         Mr. Dilatush was appointed Chief Executive Officer by the Board of Directors in November of 2000 and has served as a member of the Office of the President since June 2000. He was elected to the Board of Directors in January 2001. Prior to his permanent appointment, he held the Chief Executive Officer position on an interim basis beginning in June of 2000. From July 1999 to June 2000, Mr. Dilatush served as the Company's Chief Technology Officer. He has been with the Company since 1991, holding several executive positions during that time. Prior to joining Previo, Mr. Dilatush served as president of Epoch Technologies, Inc. for seven years. He is a graduate of University of California-San Diego's Executive Program for Scientists and Engineers.

         Mr. Johnson has served as a director since 1983. He has been a private investor since July 1988. From 1983 to July 1988, he was first a principal and subsequently a general partner of Southern California Ventures, a private venture capital firm. He is a director of Hi/fn, Inc., a publicly-held semiconductor company, and ViaSat, Inc., a publicly-held communications equipment company. Mr. Johnson holds Bachelor's and Master's degrees in Electrical Engineering from Stanford University and Masters of Business Administration and Doctorate degrees from Harvard Business School.

         Mr. Schleider has served as a director since January 1999. In September 2001 Mr. Schleider joined Peninsula Capital Management and is the General Partner of its Peninsula Technology Fund, an investment partnership focussed on investing in publicly held technology companies. Mr. Schleider has also been the General Partner of RKB Capital, L.P., a private investment partnership, since September 1998. From January 1998 to September 1998 Mr. Schleider was a partner in Matrix Capital Management, an investment partnership. From 1987 through 1997 Mr. Schleider was with Wessels, Arnold & Henderson, an investment bank headquartered in Minneapolis, Minnesota, as a securities research analyst for technical and systems level software stocks. Mr. Schleider graduated from Trinity University with a Bachelor of Arts degree in History/Economics and is a Chartered Financial Analyst. -

BACKGROUND OF EXECUTIVE OFFICERS NOT DESCRIBED ABOVE

         Mr. Clifford L. Flowers, age 43, has served as Vice President of Finance and Chief Financial Officer of the Company since January 1999, and as the Company's Corporate Controller from June 1994 until January 1999. In June of 2000 he was appointed as a member of the Office of the President. From June 1988 to June 1994, Mr. Flowers held various positions with Price Waterhouse LLP, independent public accountants, most recently as an Audit Manager. Mr. Flowers is a Certified Public Accountant and received a Bachelor of Science in accounting from San Diego State University.

         Mr. James T. Nicol, age 49, became the Company's Vice President Sales, Product Development and Technical Operations in January 2002, and had been the Company's Vice President of Product Development since July 1996. In June of 2000 he was appointed as a member of the Office of the President. From August 1995 to July 1996, he was on assignment to Lotus Corporation as a director-level development manager tasked with the transition of the group-ware capability from IBM to Lotus. From December 1983 to August 1995, he held a variety of system software development positions in IBM, from system software engineer to Senior Product Manager in the areas of database, application development and group-ware. Mr. Nicol holds Bachelor of Science degrees in biological science and computer science, and a Masters degree in biological science from California State University in Chico.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended September 30, 2001 the Board of Directors held nine (9) meetings. The Board has an Audit Committee and a Compensation Committee.

         The Audit Committee meets with the Company's independent auditors at least quarterly to review the results of the annual audit and interim results and to discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors' performance; and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Clow, Johnson and Schleider. It met four times during fiscal 2001. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards (the "Independence Rule"). The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended September 30, 2001 the Compensation Committee was composed of two Non-Employee Directors: Mr. Clow and Mr. Smith. The Compensation Committee met four times during fiscal 2001.

         During the fiscal year ended September 30, 2001, each Board member attended 100% of the aggregate of the meetings of the Board and of the committees on which he served and held during the period for which he was a Board or Committee member, respectively, with the exception of Mr. Perez, who attended 11%, or 1 of the 9 board meetings during the fiscal year, due to international business obligations and commitments. Because of these obligations, Mr. Perez resigned from the Board as of the date of the Annual Meeting.

           REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)


         The Audit Committee of Previo, Inc. (the "Audit Committee") is composed of Messrs. Clow, Johnson and Schleider, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

         Based on the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors (and the Board of Directors has approved) include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended September 30, 2001 filed with the Securities and Exchange Commission.

         Gary W. Clow
         Robert W. Johnson
         Peter D. Schleider





--------
        (1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, at their discretion, may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negatives votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

         During the fiscal year ended September 30, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company's financial statements was $66,135.

         During the fiscal year ended September 30, 2001, the aggregate fees paid to PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting fees was $170,422.

         The Audit Committee has determined the rendering of the non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining the auditors' independence.

         During the fiscal year ended September 30, 2001, all of the hours expended on the Company's financial audit by PricewaterhouseCoopers LLP were provided by PricewaterhouseCoopers' full-time regular employees.




                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 2001 by: (i) each director and nominee for director, (ii) each of the executive officers named in the Summary Compensation Table below under the heading "Compensation of Executive Officers;" (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                    PERCENTAGE BENEFICIALLY
                           BENEFICIAL OWNER                     NUMBER OF SHARES           OWNED (1)
                           ----------------                     ----------------           ---------
Kopp Investment Advisors...................................         824,800                   12.0%
7701 France Avenue South,  Suite 500
Edina, MN   55435

Gary W. Clow (2)...........................................         686,946                   10.0%

Peter D. Schleider (3).....................................         489,314                    7.1%

Robert W. Johnson (4)......................................         486,776                    7.1%

Douglas L. Whiting (5).....................................         345,625                    5.0%

Tom Dilatush (6) ..........................................         191,707                    2.8%

Antonio M. Perez (7).......................................         155,998                    2.3%

James T. Nicol (8) ........................................         148,858                    2.2%

Clifford L. Flowers (9)....................................         102,448                    1.5%

Corey M. Smith (10)........................................          40,147                    1.0%

All directors and officers as a group (8 persons) (11).....       2,302,194                   33.5%

-------------------

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property and marital property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Previo, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093. Applicable percentages are based on 6,881,062 shares outstanding on December 31, 2001, adjusted as required by rules promulgated by the Commission.

(2) Includes 25,025 shares held by the Cristina Clow Trust and 25,000 shares held by the Andrew Clow Trust, of which Mr. Clow is a co-trustee and of which Mr. Clow disclaims beneficial ownership, and 311,471 shares issuable upon exercise of options held by Mr. Clow that are exercisable within 60 days of December 31, 2001.

(3) Includes 460,000 shares held of record by the RKB Capital, L.P., of which Mr. Schleider is the general partner, and 29,314 shares issuable upon exercise of options held by Mr. Schleider that are exercisable within 60 days of December 31, 2001.

(4) Includes 441,750 shares held by the Robert W. Johnson Revocable Trust, of which Mr. Johnson is Trustee and 45,026 shares issuable upon exercise of options held by Mr. Johnson that are exercisable within 60 days of December 31, 2001.

(5) Includes 345,625 shares held by the Whiting Family Trust, of which Dr. Whiting serves as trustee.

(6) Includes 186,274 shares issuable upon exercise of options held by Mr. Dilatush that are exercisable within 60 days of December 31, 2001.

(7) Includes 54,748 shares issuable upon exercise of options held by Mr. Perez that are exercisable within 60 days of December 31, 2001. Mr. Perez resigned from the Board as of the date of the Annual Meeting.

(8) Includes 148,858 shares issuable upon exercise of options held by Mr. Nicol that are exercisable within 60 days of December 31, 2001.

(9) Includes 101,948 shares issuable upon exercise of options held by Mr. Flowers that are exercisable within 60 days of December 31, 2001.

(10) Includes 40,147 shares issuable upon exercise of options held by Mr. Smith that are exercisable within 60 days of December 31, 2001.

(11)   Includes shares described in the notes above, as applicable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2001, Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, with the exception of filings related to option grants. Due to an administrative oversight by the Company, the required Section 16(a) filings for one option grant reduction made by the Company to a director during the fiscal year ended September 30, 2000 was not completed on a timely basis, resulting in a late filing for that director.

                       DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Non-Employee Directors of the Company ("Non-Employee Directors") agreed to defer any cash compensation for their services on the Board, effective with the March 1999 Annual Meeting of Stockholders. Therefore, in the fiscal year ended September 30, 2001, no cash compensation was paid to Non-Employee Directors. The directors may elect to resume receiving cash compensation for their services at such future time as they deem appropriate.

         The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Non-Employee Directors are eligible to receive stock option grants under the 1992 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). During the last fiscal year, the Company granted options covering 3,750 shares to each of the five continuing Non-Employee Directors (for a total of 18,750 shares) at an exercise price per share of $2.86, the fair market value of the Company's Common Stock on the date of each grant. As of September 30, 2001, options to purchase 165,396 shares have been granted and are outstanding under the Directors' Plan, net of cancellations, and options to purchase 7,914 shares have been exercised under the Directors' Plan.

         As mentioned above, Non-Employee Directors of the Company are eligible to receive grants under the Directors' Plan. Under the Directors' Plan, each person who is elected after March 4, 1999, for the first time by the Board or stockholders of the Company to serve as a Non-Employee Director and who has not previously served as a member of the Board will, upon the date of such election, be granted an option (on the terms and conditions set forth in the Directors'
Plan) to purchase 6,250 shares of the Company's Common Stock (hereinafter referred to as an "Initial Election Option"). In addition, each person who is re-elected after March 4, 1999 by the Board or stockholders of the Company to serve as a Non-Employee Director will, upon the date of each such re-election, be granted an option (on the terms and conditions set forth in the Directors'
Plan) to purchase 3,750 shares of the Company's Common Stock (hereinafter referred to as a "Re-Election Option"). All options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors' Plan will be equal to the fair market value of the Company's Common Stock on the date of grant. Options granted under the Directors' Plan are subject to vesting as follows: Initial Election Options will vest in five equal installments of 1,250 shares each, with the first such installment vesting immediately prior to the first Annual Meeting of Stockholders after the date of grant and each additional installment vesting immediately prior to the date of each subsequent Annual Meeting of Stockholders of the Company, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any affiliate of the Company. Re-Election Options will vest in four equal installments of 938 shares each, with 938 shares vesting immediately prior to the date of each Annual Meeting of Stockholders of the Company following the date of grant, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any affiliate of the Company. The Directors' Plan will terminate in March 2002 and therefore Non-Employee Directors will not continue to receive the automatic option grants under the Directors' Plan and, instead, any option grants made to Non-Employee Directors will be at the discretion of the Board.

         From time to time, Corey M. Smith, an outside director of the Company, performs certain management consulting services. For those services, the Company pays Mr. Smith a daily fee of $1,750. Such payments totaled $45,062 during fiscal 2001.

COMPENSATION OF EXECUTIVE OFFICERS

                             SUMMARY OF COMPENSATION

         The following table shows, for the fiscal years ended September 30, 2001, 2000 and 1999, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other two most highly compensated executive officers at September 30, 2001 (the "Named Executive Officers").

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                             ANNUAL COMPENSATION (1)                  AWARDS
                                                      ---------------------------------------     -------------
                                                                                                   SECURITIES
                                                                                                   UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR          SALARY          BONUS           OPTIONS
-------------------------------------------------      ----          -----------     --------      -----------
Tom Dilatush.....................................      2001          $212,590        $ 50,156        280,000
Chief Executive Officer and Member-Office of the       2000          $145,000        $ 35,950         50,000
President                                              1999          $138,722        $ 15,394         36,250

Clifford L. Flowers..............................      2001          $188,750        $ 62,346         80,000
Member-Office of the President, Vice President of      2000          $155,000        $ 27,283         50,000
Finance, Chief Financial Officer and Secretary         1999          $126,912        $ 18,985         33,250

James T. Nicol...................................      2001          $188,955(2)     $ 40,000         80,000
Member-Office of the President and Vice President of   2000          $155,820        $ 27,357         50,000
Sales, Product Development and Technical Operations    1999          $150,475        $ 20,579              -


-------------

(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of 10% of bonus plan salary or $50,000.

(2) Amount excludes $21,706 of a loan from the Company, to Mr. Nicol, that was forgiven.

                        STOCK OPTION GRANTS AND EXERCISES

         From time to time the Company grants options to its executive officers under its 1992 Stock Option Plan ("1992 Plan"). As of December 31, 2001, options to purchase a total of 1,490,501 shares had been granted and were outstanding under the 1992 Plan, options to purchase 1,034,014 shares had been exercised under the 1992 Plan and 550,311 shares remained available for future option grants under the 1992 Plan. The options typically vest over four years. In addition, upon a change in control of the Company and a subsequent involuntary termination of an executive officer or certain key employees, between sixty days prior to the change in control and thirteen months after the change in control, fifty percent of all unvested options held by the executive officer or key employee will become fully vested. Numbers of shares reported granted, outstanding and exercised include grants to executive officers, Non-Employee Directors and non-executive employees.

         From time to time the Company may grant options to its executive officers under its 2000 Equity Incentive Plan ("2000 Plan"), as amended. As of December 31, 2001, options to purchase a total of 152,462 shares had been granted and were outstanding under the 2000 Plan. The options typically vest over four years. In addition, upon a change in control of the Company and a subsequent involuntary termination of an executive officer or certain key employees, between sixty days prior to the change in control and thirteen months after the change in control, fifty percent of all unvested options held by the executive officer or key employee will become fully vested. Also, 100,000 shares of common stock were issued under the 2000 Plan, leaving 497,538 shares remaining available for future option grants under the 2000 Plan. Numbers of shares reported granted and outstanding include grants to Non-Employee Directors and non-executive employees.

         For the fiscal year ended September 30, 2001, a total of 440,000 options were granted to all Named Executive Officers.

                                    OPTION GRANTS IN FISCAL 2001
                                                                                     Potential Realizable Value At
                                                                                     Assumed Annual Rates of Stock
                                                                                     Price Appreciation For Option
                                         Individual Grants                                      Term(2)
                       -----------------------------------------------------------  ---------------------------------

                                     Percent
                                     of Total
                        Number of    Options
                       Securities   Granted to   Exercise   Market
                       Underlying    Employees   or Base    Price On
                         Option      In Fiscal   Price      Date Of     Expiration
        Name           Granted(#)     2000(1)     ($/Sh)    Grant ($)      Date         0%          5%($)     10%($)
-------------------    ----------   ----------   --------   ---------   ----------    ------       -------  ---------
Tom Dilatush.......      280,000       45.1%        3.72       3.72      11/28/10       --         656,208  1,656,144
Clifford L. Flowers       80,000       12.9%        3.19       3.19       1/2/11        --         160,776    405,768
James T. Nicol.....       80,000       12.9%        3.19       3.19       1/2/11        --         160,776    405,768


(1) Based on options to purchase 620,931 shares granted to employees in fiscal 2001, before cancellations due to forfeitures.

(2) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of the grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

         The following table shows certain information regarding options exercised by, and held at year-end by the Named Executive Officers.

                                        AGGREGATED OPTION EXERCISES IN FISCAL 2001
                                          AND 2001 FISCAL YEAR-END OPTION VALUES
                                                     NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                        SHARES                          SEPTEMBER 30, 2001(2)             SEPTEMBER 30, 2001(3)
                      ACQUIRED ON       VALUE      ------------------------------  -------------------------------------
NAME                  EXERCISE(#)   REALIZED($)(1) EXERCISABLE (#)  UNEXERCISABLE  (#) EXERCISABLE ($) UNEXERCISABLE ($)
----                  -----------   -------------- ---------------  -------------  ------------------- -----------------
Tom Dilatush                 --             --         153,409          213,493              --              --
Clifford L. Flowers          --             --          91,647           56,703              --              --
James T. Nicol               --             --         138,866           46,659              --              --


(1) Represents the fair market value of the underlying shares on the date of exercise less the exercise price. For purposes of this table, "fair market value" is determined based on the average of the highest and lowest selling prices on the applicable date as reported on the Nasdaq National Market System.

(2)      Includes both "in-the-money" and "out-of-the-money" options.

(3) Represents the fair market value per share of the underlying shares on the last day of the fiscal year ($2.36), less the exercise or base price, based on actual exercisable and unexercisable options.


CHANGE OF CONTROL AND EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         The Company has entered into Change of Control agreements with certain of the Company's officers (each hereinafter referred to as "Executive"), including its Named Executive Officers, in order to ensure Executive has an opportunity to acquire and/or maintain an equity interest in the Company as an incentive for Executive to participate actively in the affairs and maximize the value of the Company, without distraction arising from the possibility of a change of control of Previo. The terms of the agreements provide that, in the event of a Change of Control (as defined in the agreements), and the Involuntary Termination (as defined in the agreements) of Executive's employment at any time during the period beginning sixty days prior to such Change of Control and ending thirteen months following such Change of Control, fifty percent of those unvested options or other rights to purchase shares of the Company's capital stock then held by Executive shall automatically become fully vested.

         In addition to the Change of Control Agreements discussed above, the Company has entered into Employment Agreements with certain executives that are discussed below.

         On November 28, 2000, the Company entered into an employment agreement with Tom Dilatush. According to the terms of the agreement, Mr. Dilatush will serve as the Company's Chief Executive Officer and as a Member of the Office of the President. For such services, Mr. Dilatush will receive annual compensation of $225,000 in addition to the opportunity to earn up to 50% of his annual salary for achievement of certain corporate and individual performance objectives to be determined quarterly by the Board of Directors. Additionally, Mr. Dilatush may earn an additional bonus that begins at 10% of his salary, also based on objectives to be determined by the Board of Directors. In November 2000, Mr. Dilatush was granted 280,000 options at an exercise price of $3.72, 30,000 shares vesting on January 1, 2001, with 5,208 additional shares vesting at the end of each monthly period thereafter for a period of four years. The employment agreement also contains a severance clause by which Mr. Dilatush will receive 75% of his highest annual base salary in the event he is terminated without cause or good reason. Additionally, under the terms of the agreement, if Mr. Dilatush is terminated without good reason as a result of a corporate merger or acquisition, he will receive immediate vesting of 50% of his unvested options, and may, under certain change of control conditions, receive immediate vesting of 100% of his unvested options for those options granted pursuant to this agreement.

         On January 8, 2001, the Company entered into an employment agreement with Clifford L. Flowers. According to the terms of the agreement, Mr. Flowers will serve as the Company's Vice President of Finance, Chief Financial Officer and as a Member of the Office of the President. For such services, Mr. Flowers will receive annual compensation of $200,000 in addition to the opportunity to earn up to 40% of his annual salary for achievement of certain corporate and individual performance objectives to be determined quarterly by the Board of Directors. Additionally, Mr. Flowers may earn an additional bonus of up to 10% of his salary, also based on objectives to be determined by the Board of Directors. In January 2001, Mr. Flowers was granted 80,000 options at an exercise price of $3.19, 20,024 shares vesting on January 1, 2001, with 1,666 additional shares vesting at the end of each monthly period thereafter for a period of three years. The employment agreement also contains a severance clause by which Mr. Flowers will receive 50% of his highest annual base salary in the event he is terminated without cause or good reason. Additionally, under the terms of the agreement, if Mr. Flowers is terminated without good reason as a result of a corporate merger or acquisition, he will receive immediate vesting of 50% of his unvested options, and may, under certain change of control conditions, receive immediate vesting of 100% of his unvested options for those options granted pursuant to this agreement.

         On January 8, 2001, the Company entered into an employment agreement with James T. Nicol. According to the terms of the agreement, Mr. Nicol will serve as the Company's Vice President of Product Development and as a Member of the Office of the President. For such services, Mr. Nicol will receive annual compensation of $200,000 in addition to the opportunity to earn up to 40% of his annual salary for achievement of certain corporate and individual performance objectives to be determined quarterly by the Board of Directors. Additionally, Mr. Nicol may earn an additional bonus of up to 10% of his salary, also based on objectives to be determined by the Board of Directors. In January 2001 Mr. Nicol was granted 80,000 options at an exercise price of $3.19, 20,024 shares vesting on January 1, 2001, with 1,666 additional shares vesting at the end of each monthly period thereafter for a period of three years. The employment agreement also contains a severance clause by which Mr. Nicol will receive 50% of his highest annual base salary in the event he is terminated without cause or good reason. Additionally, under the terms of the agreement, if Mr. Nicol is terminated without good reason as a result of a corporate merger or acquisition, he will receive immediate vesting of 50% of his unvested options, and may, under certain change of control conditions, receive immediate vesting of 100% of his unvested options for those options granted pursuant to this agreement.

         On June 8, 2000, the Company entered into an agreement with John T. Ticer. The agreement established a transition period during which Mr. Ticer would resign his position as Chief Executive Officer, President, and member of the Board of Directors effective June 1, 2000, but would continue to receive his regular salary payments through November 30, 2000. No additional stock options vested after the June 1, 2000 resignation date.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

OVERVIEW AND PHILOSOPHY

         Previo's Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of two outside directors, Messrs. Clow and Smith. Among other things, the Compensation Committee reviews and approves annual executive officer compensation. In general, the compensation policies adopted by the Compensation Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objectives and (ii) motivate the Company's executive officers to enhance long-term stockholder value.

EXECUTIVE OFFICER COMPENSATION

         The policies of the Compensation Committee with respect to executive officers are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Company's executive officer compensation program is comprised of base salary, quarterly cash incentive compensation in the form of bonuses and long-term incentive compensation in the form of stock option grants, some of which have been performance-based stock options.

     BASE SALARY

         The Compensation Committee annually reviews each executive officer's base salary. In establishing base salaries, the Compensation Committee first considers a survey and compensation levels at comparably sized companies in the technology industry. The companies included in the survey are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement. Although the compensation survey referred to above and the market indices included in the performance graph are broad and include companies in related industries, the survey and indices were created for different purposes and accordingly are not compatible.

         Based on the data generated in the survey, the Compensation Committee then subjectively sets a target base salary level applicable to all executive officers. The Compensation Committee then subjectively considers the level of responsibility, experience and contributions of each executive officer. Then, each fiscal year, the Compensation Committee adjusts each officer's base salary taking into account the target salary and the Compensation Committee's evaluation of individual performance. In January 2001, based on the increase in responsibilities of each of the Named Executive Officers, the Compensation Committee increased each of these officers' salaries. The Compensation Committee will evaluate these salaries again in October 2002. For fiscal 2001, executive officer base salaries were generally near the median base salary levels determined through the survey.

     QUARTERLY CASH INCENTIVE BONUS

         The Company pays bonuses to its executive officers based primarily on the achievement of certain financial goals and meeting specific management objectives established by the Compensation Committee. In considering the establishment of these financial goals and management objectives for fiscal 2001, the Compensation Committee considered, among other things, the Company's revenue growth and profitability as compared to internal targets, comparable companies and data regarding non-salary cash compensation obtained from the survey referred to above. In total, bonuses paid to executive officers during fiscal 2001 were generally near the median bonus levels paid by comparable companies as determined through the survey referred to above as certain corporate performance objectives were not met.



--------------------
         (1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     STOCK OPTION GRANTS

         The Company grants stock options to its executive officers in order to provide long-term incentives and to align executive officers and stockholder long-term interests by creating a direct link between executive compensation and stockholder return. Stock options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. In order to facilitate long-term incentives through the option grants, options are generally subject to ratable vesting over three to five years and are exercisable for ten years.

         Executive officer awards are subjectively determined by the Compensation Committee after considering stock option grant data taken from the compensation survey referred to above, as well as the level of responsibility, experience and contributions of each executive officer. In determining the size of individual grants, the Compensation Committee also considers the number of shares subject to the options previously granted to each executive officer, including the number of such shares that have vested and remain exercisable and shares that remain unvested.

      COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Company believes that it is in the best interest of its stockholders to structure compensation arrangements to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility, or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if warranted. The 1992 Stock Option Plan and the 2000 Equity Incentive Plan were drafted in order to satisfy more broadly the requirements of the performance based exception contained in Section 162(m).

CHIEF EXECUTIVE OFFICER SALARY

         The Compensation Committee considers with particular care the compensation of the Company's Chief Executive Officer. Tom Dilatush was appointed Chief Executive Officer in November 2000, at which time Mr. Dilatush's base compensation was increased to $225,000, effective November 28, 2000, based on the process outlined above. Mr. Dilatush's salary remained at that level throughout fiscal 2001. Mr. Dilatush also received three bonuses totaling $50,156 during fiscal 2001. Calculation of these bonuses was based on achievement of certain corporate and individual performance objectives. Additionally, Mr. Dilatush received an option to purchase 280,000 shares of the Company's Common Stock in November 2000.

                                                          COMPENSATION COMMITTEE

                                                          Gary W. Clow
                                                          Corey M. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As noted above, the Company's Compensation Committee consists of Mr. Clow and Mr. Smith. Mr. Clow was the Company's Chief Executive Officer from March 1992 until May 2000.

                       PERFORMANCE MEASUREMENT COMPARISON

         The following graph compares total stockholder returns of an investment in the Company of $100 in cash on September 30, 1996, for the five years since September 30, 1996 to two indices: The Nasdaq Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq-US") and the Nasdaq Total Return Index for Computer Software Stocks (SIC 737) (the "Nasdaq-Industry"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalization as of the end of each quarterly period. The Nasdaq-US tracks the aggregate price performance of all equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM") and the Nasdaq SmallCap Market. The Nasdaq-Industry tracks the aggregate price performance of equity securities of computer software companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Industry.(1)








                            [Performance Graph Here]


                                 1996       1997       1998       1999        2000       2001
                                 ----       ----       ----       ----        ----       ----
Previo, Inc.                    100.00      59.38      37.50      13.09       18.75       7.53
NASDAQ U.S. Cos. Index          100.00     130.15     159.34     261.62      332.86     131.34
NASDAQ Ind. Index (SIC 737)     100.00     137.28     139.45     227.82      302.46     123.66







         Previo's closing stock price on September 28, 2001 was $2.41 per share. The last sales price for the Company's Common Stock as reported by Nasdaq on December 31, 2001 was $1.65.



---------------
         (1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

         The Company's policy is that it will not make loans or enter into other transactions with directors, officers, or affiliates unless such loans or transactions are approved by a majority of the Company's disinterested directors and may reasonably be expected to benefit the Company.

         The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees, and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and may require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

         In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

         The Company maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, including certain violations of securities laws, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the officers or directors. The Company believes that its Certificate of Incorporation and Bylaw provisions, indemnification agreements and such insurance policies are necessary to attract and retain qualified persons as directors and officers.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         The Company has entered into agreements with certain of the Company's executive officers and other key employees, including its Named Executive Officers, in order to ensure these employees have an opportunity to acquire and/or maintain an equity interest in the Company as an incentive for these employees to participate actively in the affairs and maximize the value of the Company, without distraction arising from the possibility of a change of control of Previo. The terms of the agreements provide that, in the event of a Change of Control (as defined in the agreements), and the Involuntary Termination (as defined in the agreements) of the employee's employment at any time during the period beginning sixty days prior to such Change of Control and ending thirteen months following such Change of Control, fifty percent of those unvested options or other rights to purchase shares of the Company's capital stock then held by Executive shall automatically become fully vested.

         In addition, the Company has entered into employment agreements with some of its executive officers. See "Change of Control and Employment Agreements with Executive Officers."

         From time to time, Corey M. Smith, an outside director of the Company, performs certain management consulting services. For those services, the Company pays Mr. Smith a daily fee of $1,750. Such payments totaled $45,062 during fiscal 2001.



                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                              By Order of the Board of Directors


                                              /S/ Clifford L. Flowers
                                              -----------------------
                                              Clifford L. Flowers
                                              SECRETARY

January 25, 2002

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2001 is available without charge upon written request to the Corporate Secretary, Previo, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093.

Proxy Card

                                  PREVIO, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 6, 2002

         The undersigned hereby appoints Tom Dilatush and Clifford L. Flowers, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Previo, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the San Diego Marriott Hotel - Del Mar, 11966 El Camino Real, San Diego, California, on Wednesday, March 6, 2002 at 10:00 a.m. local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to serve for the ensuing year and until their successors are elected.

         [ ] FOR all nominees listed below (except as marked to the contrary below).

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

         NOMINEES: Gary W. Clow, Tom Dilatush, Robert W. Johnson, Peter D.
                   Schleider and Corey M. Smith

         TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

                            (CONTINUED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of PricewaterhouseCoopers LLP as the
            Company's independent accountants for the fiscal year ending September 30, 2002.

            [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN


                                  DATED                                   , 2002
                                         ---------------------------------



                                  ----------------------------------------------
                                  Signature(s)

                                  ----------------------------------------------
                                  Name of stockholder (if other than individual)

                           Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                     PREPAID IF MAILED IN THE UNITED STATES.

                                       2